Exhibit 99.01

Contacts:
Tonix Pharmaceuticals Holding Corp.	LHA
Leland Gershell, Chief Financial Officer	Anne Marie Fields
(212) 980-9155 x104	(212) 838-3777
leland.gershell@tonixpharma.com	afields@lhai.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

Tonix Pharmaceuticals COMPLETES PRIVATE PLACEMENT

Capital to Fund Further Development of TNX-102 SL to Treat Fibromyalgia and Post-Traumatic Stress Disorder

NEW YORK, December 5, 2012 – Tonix Pharmaceuticals Holding Corp. (OTCQB: TNXP) (“TONIX” or the “Company”), a specialty pharmaceutical company developing novel treatments for challenging disorders of the central nervous system including fibromyalgia (“FM”) and post-traumatic stress disorder (“PTSD”), has received net proceeds of approximately $2,325,000 from a private placement offering of units (the “Units”) to accredited investors (the “Offering”). The financing consisted of $1,615,000 of new capital. In addition, $710,000 of previously issued convertible debentures, announced November 14, 2012, converted into Units as part of the Offering.

In connection with the closing, the Company issued 6,404,167 Units, each consisting of one share of common stock, one Class A warrant to purchase one share of common stock, and one Class B warrant to purchase one share of common stock. The Class A warrants have an exercise price of $0.60 per common share and will be exercisable for a period of five years from the date of issuance. The Class B warrants have an exercise price of $0.40 per common share and will be exercisable for a period of one year from the date of issuance. The purchase price of each Unit was $0.40 for new investors and $0.30 for investors who converted the previously issued convertible debentures. William Blair & Company, L.L.C. acted as financial advisor for the Offering.

TONIX intends to use the net proceeds from the Offering to further the development of TNX-102 sublingual tablet (“TNX-102 SL”), a proprietary formulation of cyclobenzaprine (“CBP”) for bedtime use, and for general working capital.

“This financing keeps us on track to begin enrolling patients into the first of two pivotal efficacy studies of TNX-102 SL in FM in the first quarter of 2013,” said Seth Lederman, M.D., Chief Executive Officer of TONIX. “This financing also eliminates our debt and allows us to maintain a simple capital structure. We are pleased that the Board of Directors reaffirmed their support of the Company by participating in the convertible note and then converting their investments into equity of the Company. We are also delighted to have attracted new investors.”

This press release shall not be deemed an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fibromyalgia

Fibromyalgia is a common and complex central nervous system condition characterized by chronic diffuse musculoskeletal pain, increased pain sensitivity at multiple tender points, fatigue, abnormal pain processing and disturbed sleep, and often features psychological stress. Despite the fact that most FM patients suffer from poor sleep, there are no medications indicated for FM that work by improving sleep quality. It is estimated that five million people are suffering from FM in the U.S.

About PTSD

PTSD is an anxiety disorder that can develop from seeing or experiencing a terrifying event or ordeal in which there was the threat or actual occurrence of grave physical harm. PTSD was once associated primarily with war veterans, but civilian PTSD can be triggered by serious accidents, natural or human-caused disasters, exposure to terrorist attacks, violent personal assaults or sexual abuse, or even sudden and major emotional losses. People with PTSD experience persistent symptoms that include strong and unwanted memories of the event, bad dreams, emotional numbness, intense guilt or worry, angry outbursts, feelings of anxiety, and avoiding thoughts and situations that are reminders of the trauma. The National Institute of Mental Health estimates that PTSD affects about 7.7 million American adults at some point during their lifetime.

About TONIX

TONIX is developing innovative prescription medications for challenging disorders of the central nervous system. The Company targets conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among both patients and physicians. TONIX's core technology improves the quality of sleep in patients with chronic pain syndromes, which is believed to translate into reductions in daytime pain. The Company's lead product candidate, TNX-102 SL, is a novel under-the-tongue tablet formulation of CBP, the active ingredient in two U.S. Food and Drug Administration (“FDA”)-approved muscle relaxants, and is expected to enter a pivotal program in FM in early 2013. TNX-102 SL is an Investigational New Drug. An Investigational New Drug Application (“IND”) has been filed with the U.S. FDA for TNX-102 SL for FM. TONIX is also exploring the utility of TNX-102 SL in a new bedtime treatment paradigm for PTSD. The Company has also held a pre-IND meeting with FDA to discuss PTSD and is planning to file a second IND in early 2013.

In a randomized, double-blind, placebo-controlled, eight-week Phase 2 trial, TONIX demonstrated that low-dose CBP given at bedtime resulted in a significant decrease in next-day pain and other core FM symptoms, as well as in a significant improvement in sleep quality. Legacy CBP products are widely used by FM patients, but are neither designed nor approved for this indication. TNX-102 SL has demonstrated faster systemic absorption relative to administration of the 5 mg CBP tablet in a Phase 1 comparative PK and safety study in healthy volunteers. In that study, TNX-102 SL 2.4 and 4.8 mg were generally well tolerated. There were no unexpected adverse events, with the exception of a mild, temporary numbness at the tongue experienced by less than one-third of the subjects that received TNX-102 SL tablets.

To learn more about the Company, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on TONIX’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 30, 2012 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

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